Exhibit B

<section> 33-757. LIABILITY FOR UNLAWFUL DISTRIBUTION

    (a) A director who votes for or assents to a distribution made in violation of section 33-687 or the certificate of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating said section or the certificate of incorporation if it is established that he did not perform his duties in compliance with section 33-756. In any proceeding commenced under this section, a director has all of the defenses ordinarily available to a director.

    (b) A director held liable under subsection (a) of this section for an unlawful distribution is entitled to contribution: (1) From every other director who could be held liable under subsection (a) of this section for the unlawful distribution; and (2) from each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of section 33-687 or the certificate of incorporation.

    (c) A proceeding under this section is barred unless it is commenced within two years after the date on which the effect of the distribution was measured under subsection (e) or (g) of section 33-687.

    (d) For purposes of this section, a director shall be deemed to have voted for a distribution if such director was present at the meeting of the board of directors or committee thereof at the time such distribution was authorized and did not vote in dissent therefrom, or if such director consented thereto pursuant to section 33-749.


<section> 33-840. BUSINESS COMBINATIONS.  DEFINITIONS

    The terms used in sections 33-840 to 33-842, inclusive, shall be defined as follows:

    (1) "Affiliate", including the term "affiliated person", means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

    (2) "Associate", when used to indicate a relationship with any person, means: (A) Any domestic or foreign corporation or organization, other than a corporation or a subsidiary of the corporation, of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of ten per cent or more of any class of equity securities; (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the corporation or any of its affiliates.

    (3) "Beneficial owner", when used with respect to any voting stock, means a person: (A) That, individually or with any of its affiliates or associates, beneficially owns voting stock directly or indirectly; or (B) that, individually or with any of its affiliates or associates, has: (i) The right to acquire voting stock, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (ii) the right to vote or direct the voting stock pursuant to any agreement, arrangement or understanding; or (iii) the right to dispose of or to direct the disposition of voting stock pursuant to any agreement, arrangement or understanding; or (C) that, individually or with any of its affiliates or associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of voting stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares of voting stock.

    (4) "Business combination", when used with respect to any corporation, means: (A) Any merger, consolidation or share exchange of the corporation or any subsidiary with (i) any interested shareholder or (ii) any other domestic or foreign corporation, whether or not itself an interested shareholder, which is, or after the merger, consolidation or share exchange would be, an affiliate or associate of an interested shareholder that was an interested shareholder prior to the transaction; (B) any sale, lease, exchange, mortgage pledge, transfer or other disposition, other than in the usual and regular course of business, in one transaction or a series of transactions in any twelve-month period, to any interested shareholder or any affiliate or associate of any interested shareholder, other than the corporation or any of its subsidiaries, of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recent fiscal quarter of ten per cent or more of the total market value of the outstanding shares of the corporation or of its net worth as of the end of its most recent fiscal quarter; (C) the issuance or transfer by the corporation, or any subsidiary, in one transaction or a series of transactions, of any equity securities of the corporation or any subsidiary which have an aggregate market value of five per cent or more of the total market value of the outstanding shares of the corporation to any interested shareholder or any affiliate or associate of any interested shareholder, other than the corporation or any of its subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the voting stock of the corporation or any other method affording substantially proportionate treatment to the holders of voting stock; (D) the adoption of any resolution for the liquidation or dissolution of the corporation or any subsidiary proposed by or on behalf of an interested shareholder or any affiliate or associate of any interested shareholder, other than the corporation or any of its subsidiaries; or (E) any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger, consolidation or share exchange of the corporation with any of its subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by five per cent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary which is directly or indirectly owned by any interested shareholder or any affiliate or associate of any interested shareholder, other than the corporation or any of its subsidiaries.

  (5) "Common stock" means any shares other than preferred shares.

  (6) "Control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the board of directors, the management or the policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of ten per cent or more of the voting power of the voting stock of a corporation creates a presumption of control.

  (7) "Corporation" or "domestic corporation" means any corporation with capital stock formed under the laws of this state before or after January 1, 1961, including a real estate investment trust.

  (8) "Equity security" means: (A) Any share or similar security, certificate of interest, or participation in any profit-sharing agreement, voting trust certificate or certificate of deposit for a share of the corporation; (B) any security convertible, with or without consideration, into any share of the corporation, or any warrant, right or option to subscribe to or purchase any share of the corporation; or (C) any put, call, straddle or other option or privilege of buying any share of the corporation from or selling any share of the corporation to another without being bound to do so.

  (9) "Interested shareholder" means any person, other than the corporation or any of its subsidiaries, that is the beneficial owner, directly or indirectly, of ten per cent or more of the voting power of the outstanding shares of voting stock of the corporation, or is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten per cent or more of the voting power of the then outstanding shares of voting stock of the corporation. For the purpose of determining whether a person is an interested shareholder, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned by the person through application of subdivision (3) of this section but shall not include any other shares of voting stock which may be issuable to persons other than the person in question pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

  (10) "Market value" as of any date means: (A) In the case of shares of stock of a corporation, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the composite tape for New-York-Stock-Exchange-listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the corporation in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the board of directors of the corporation in good faith.

  (11) "Person" means a natural person, company, partnership, foreign or domestic corporation, limited liability company, trust, unincorporated organization, government or any other entity or political subdivision, agency or instrumentality of a government. The term also includes two or more of the foregoing acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of an issuer.

  (12) "Share exchange" means an exchange offer or any other exchange of securities of a person for the voting stock of a corporation.

  (13) "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

  (14) "Voting stock" means shares of capital stock of a corporation entitled to vote generally in the election of directors.

                                 OTHER MATTERS (6)

  The Board of Directors knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before such meeting, the persons named in the enclosed proxy will vote in their discretion on such matters.


                               STOCKHOLDER PROPOSALS

  For business to be properly brought before an annual meeting by a stockholder, the business must be an appropriate matter to be acted upon by the stockholders at an annual meeting and the stockholder must have given proper and timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of the Company at the General Offices of the Company not later than the close of business on a day which is not less than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.

  Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 1999 must be received by the Company not later than December 24, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders.


                                       Vincent F. Susco, Jr.
                                       Corporate Secretary


March 18, 1998

    THE COMPANY IS SUBJECT TO THE INFORMATIONAL REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 AND IN ACCORDANCE THEREWITH FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY WILL FURNISH A COPY OF THE 1997 ANNUAL REPORT ON FORM 10-K FILED BY THE COMPANY, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT WITHOUT EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR ADDRESSED TO: VICE PRESIDENT - FINANCE, CONNECTICUT WATER SERVICE, INC., 93 WEST MAIN STREET, CLINTON, CONNECTICUT, 06413.